Exhibit 99.1

For More Information:
Jzaneen Lalani	Laura Perry
Vice President, Legal Affairs	Stern Investor Relations
(201) 802-7249	(212) 362-1200
Memory Pharmaceuticals Reports First Quarter 2006 Financial Results
MONTVALE, N.J., May 11, 2006 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the quarter ended March 31, 2006.
“Since the beginning of the year, we have advanced our clinical development programs for our two lead candidates, MEM 1003 and MEM 3454, paving the way for the initiation of two important proof of concept trials in the second quarter,” said Jim Sulat, President and Chief Executive Officer. “We look forward to expanding our clinical experience with MEM 1003, our L-type calcium channel modulator, through our Phase 2a trial in acute mania in bipolar disorder. In addition, based on the recent positive data from our Phase 1 trial for our lead nicotinic alpha-7 receptor agonist, MEM 3454, we plan to commence a Phase 2a trial in Alzheimer’s disease.”
For the three months ended March 31, 2006, the Company reported a net loss according to generally accepted accounting principles (GAAP) of $8.2 million, or $0.22 per share of common stock, compared to $8.4 million, or $0.41 per share of common stock, for the comparable period in 2005. This net loss includes a non-cash loss of $2.3 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $0.7 million related to the Company’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards 123R, “Share-based Payments” (SFAS 123R) . For the three months ended March 31, 2006, the Company reported a non-GAAP net loss of $5.2 million, or $0.14 per share of common stock.
In connection with the Company’s September 2005 private placement, the Company agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock, and the shares of common stock issuable upon the exercise of the warrants, sold in the private placement. The Company is required to keep this registration statement effective for a maximum of two years and will be required to pay certain cash penalties if it does not meet its registration obligations. As a result of the potential for penalties if the Company fails to meet this obligation, GAAP requires that the fair value of the warrants issued in the private placement be classified as a liability on the Company’s Balance Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. In calculating non-GAAP earnings, management excludes any unrealized gains or losses on the warrants in addition to the expense associated with SFAS 123R. A reconciliation of GAAP to non-GAAP earnings is presented in the tables at the end of this press release.
The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
For the three months ended March 31, 2006, the Company reported revenue of $2.8 million compared to revenue of $2.4 million for the same period in 2005. Revenue relates to the Company’s 2002 and 2003 agreements with Hoffmann La-Roche for the development of PDE4 inhibitors and nicotinic alpha-7 agonists, respectively, and the Company’s 2005 agreement with Amgen for the development of PDE10 inhibitors.
Research and development expenses for the first quarter of 2006 were $6.8 million compared to $8.9 million for the comparable period in 2005. The current period includes a non-cash charge of $0.3 million related to the Company’s compliance with SFAS 123R that was offset by reduced spending of $2.2 million on clinical and outside research cost and $0.2 million relating to personnel cost and lab supplies.
General and administrative expenses for the three months ended March 31, 2006 were $2.2 million, compared to $2.1 million for the comparable period in 2005. The current period includes a non-cash charge of $0.4 million related to the Company’s compliance with SFAS 123R that was partially offset by reduced personnel related cost of $0.2 million.
At March 31, 2006, the Company had cash, cash equivalents and marketable securities of approximately $36.5 million, compared to $44.1 million at December 31, 2005. The Company expects that its existing cash, cash equivalents, and marketable securities, together with payments required to be made under its collaboration agreements, will be sufficient to fund operating expenses, repayment of equipment notes, and capital equipment requirements through the first quarter of 2007.
First Quarter Highlights and Recent Developments
—	Completed Phase 1 trial for MEM 3454:
In February 2006, Memory Pharmaceuticals completed dosing in its Phase 1 clinical trial of MEM 3454, its lead nicotinic alpha-7 receptor agonist, in healthy volunteers. MEM 3454 was safe and generally well-tolerated up to a dose of 450 mg in the single ascending dose segment and up to a dose of 150 mg in the multiple ascending dose (MAD) segment. In addition, cognition data generated in the MAD study, using the Cognitive Drug Research battery, demonstrated that a 15 milligram dose of MEM 3454, administered once daily for a period of 13 days showed a statistically significant effect on the Quality of Episodic Secondary Memory, one of the study’s primary efficacy variables. The Company expects to begin a Phase 2a clinical trial of MEM 3454 in Alzheimer’s disease in June 2006.
—	Amended Agreement with Roche to Expand Resources for Nicotinic Alpha-7 Agonists:
In February 2006, Memory Pharmaceuticals amended its strategic alliance agreement with Roche, providing for both companies to collaborate on the discovery and clinical development of nicotinic alpha-7 agonists. Memory Pharmaceuticals granted Roche an exclusive worldwide license to its intellectual property on nicotinic alpha-7 receptor compounds. Excluded from this license is MEM 3454, which will remain under the terms of the original option agreement. Memory Pharmaceuticals has the potential to receive approximately $2.3 million in research funding during 2007 based upon the achievement of defined preclinical milestones and will receive milestone payments upon the achievement of development, regulatory and sales events for drug candidates that progress under the collaboration.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Thursday, May 11, 2006, at 9:00 a.m. EDT to discuss the Company’s first quarter 2006 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, May 11, 2006
Time:	9:00 a.m. EDT
Telephone (U.S.):	866-203-3436
Telephone (international):	617-213-8849
Participant Passcode:	59889999
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EDT on Thursday, May 11, 2006, until Thursday, May 18, 2006. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 12047110. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenue	$2,780	$2,430

Operating expenses:

Research and development	6,843	8,926

General and administrative	2,238	2,086

Total operating expenses	9,081	11,012

Loss from operations	(6,301)	(8,582)

Change in fair value of warrants	(2,260)	—

Interest income, net	382	135

Net loss before income taxes	(8,179)	(8,447)

Income taxes	2	2

Net loss attributable to common stockholders	$(8,181)	$(8,449)

Basic and diluted net loss per share of common stock	$(0.22)	$(0.41)

Basic and diluted weighted average number of shares of common stock outstanding	37,745,394	20,689,320

Non-GAAP net loss attributable to common stockholders [1]	$(5,205)	$(8,449)

Non-GAAP basic and diluted net loss per share of common stock [1]	$(0.14)	$(0.41)

[1]	Non-GAAP net loss and per share amounts for the three month period ended March 31, 2006, is adjusted by $2,260, representing the unrealized loss on the warrants, and $716, representing the cost to the company associated with SFAS 123R .

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Cash, cash equivalents and marketable securities	$36,508	$44,079
Other current assets	1,861	2,562
Restricted cash	505	505
Property and equipment, net	8,772	9,167

Total assets	$47,646	$56,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$4,539	$5,901
Warrant Liability	10,738	8,477

Equipment notes payable, less current portion	854	1,089

Deferred revenue	17,940	19,895

Total liabilities	34,071	35,362
Stockholders’ equity	13,575	20,951

Total liabilities and stockholders’ equity	$47,646	$56,313